ISSUERDIRECT®

ORDER CONFIRMATION

DIRECTTRANSFER
An ISSUER DIRECT Company

919-481-4000 | transfer@issuerdirect.com
One Glenwood Ave. Ste 1001 | Raleigh, NC 27603-2582

Today's Date:	10/27/2021
Entity CIK:	tbd
Ticker Symbol(s):	Non listed bond
Exchange(s):	N/A
State of Incorporation:	Puerto Rico
SIC Code:	6199
Company Type:	Private
Contract Start Date:	Initial Closing Date
Contract End Date:	Initial Closing + 3yrs
Billing Term:	Net 30
Payment Method:	Invoice
Currency:	USD

COMPANY:

USA Opportunity Income Fund, Inc
404 Ave Constitucion #208
San Juan, Puerto Rico 00901

Dania Echemendia
President
daniaechemendia@gmail.com
818-524-9494

☐ *Check box if Accounting / Billing Contact:*

SOLUTION DETAILS:

Platform id. | COMPLIANCE - TRANSFER AGENT

Monthly Subscription details

- Bond Registry Management
- Paying Agent Services
- Interest payment processing
- Digital archive of documents
- Compliance Guidance
- 24/7 Issuer access to bondholder information and reports
- DWAC/DRS maintenance

Ancillary services available if not provided by others

- DTC CUSIP Procurement
- DWAC FAST application
- DWAC DRS application
- SEC Filing services (EDGAR/i-XBRL)
- Press Release Services via ACCESSWIRE
- Annual / Special shareholder meetings
- Shareholder mailings

Select	Item #	Description	Duration / Frequency	Amount
☒	IDI10000	Initial Database setup | Initial Closing	One-Time	$2,000.00
☒	IDI10000	Subsequent Closings	Per-Closing	$500.00
☒	IDI10000	DRS/DWAC transaction fee	Per-Instance	$125.00
☒	IDI10000	1099 processing and distribution | $500 set up per year	Per-Instance	$3.00
☒	IDI10005	Transfer Agent Account Maintenance | Annual Contract | DTC CUSIP BOND	36 mo. / Monthly	$600.00
☒	IDI10005	Transfer Agent Account Maintenance | Annual Contract | NON-DTC CUSIP BOND	36 mo. / Monthly	$600.00

Additional Terms: By signing below, the Company confirms that the information provided in this Order Confirmation form is accurate to the best of company's knowledge and that the company has read and hereby agrees to be bound by the Terms of Services Agreement found https://www.issuerdirect.com/terms-of-service (collectively, the "Agreement").

Order Expiration
11/05/2021

Company Name: USA Opportunity Income Fund, Inc

Authorized Signature: ____________________ **Date:** __________

Print Name: Dania Echemendia

Title: President

Email: daniaechemendia@gmail.com

Sales Representative: DJ Dal Pizzol

Accounting/Billing Contact:

Name: ____________________

Email: ____________________

Transfer & Registrar Agreement

Agreement made between USA Opportunity Income Fund, Inc, a corporation organized and existing under the laws of Puerto Rico (the "Issuer"), and Direct Transfer, LLC., a company organized under the laws of the state of Delaware, and a wholly owned subsidiary of Issuer Direct Corporation, hereafter referred to as Direct Transfer and or the "Agent".

WHEREAS, the Issuer desires to appoint the Agent and the Agent desires to serve as transfer agent and registrar for the Issuer in connection with its securities.

NOW, THEREFORE, in consideration of the mutual promises herein made and for other good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

In the event of any changes in capital structure, involving an increase or decrease in the number of shares, which is authorized to issue, transfer or register, including shares issued as stock dividend or any change in the classes of stock, there shall be filed:

DOCUMENTS

- All amendments to its Articles of Incorporation or By-Laws made after the date of the agency
- Authorizing resolution of the Board of Directors and shareholders (if required) of the Corporation
- An Opinion of Counsel as to the validity of the recapitalization
- If any officer of the Corporation who has signed blank certificates or whose facsimile signature appears on certificates ceases to be an officer prior to the issuance of certificates, the Agent may issue or register certificates if to do so does not conflict with the laws of the state of incorporation of the Corporation
- In case of death, resignation, removal, or addition of Signing Officer a new Authority certificate should be immediately filed with the Agent.

The copy of Articles of Incorporation and all amendments shall be certified by the Secretary of State of the state of incorporation.

The Agent at any time, may apply for instructions from an officer of the Issuer or Opinion from Counsel, and may seek advice from legal counsel for the Issuer or its own legal counsel, at the expense of the Issuer, with respect to any matter relating to the agency, and it shall not be liable and shall be indemnified and held harmless by the Issuer for any action taken or not taken or suffered by it in good faith in accordance with such instructions or the Opinion of either of such counsel.

The Agent shall be protected and held harmless by the Issuer in acting upon or recognizing any paper or document believed by it to be genuine and believed by it to bear signatures by the person or persons by whom it purports to be signed if that person is authorized. In the event that an officer no longer has authority to sign on behalf of the Issuer and the Agent has not been notified in writing of such change, the Agent will not be held liable for acting upon their instructions.

The Agent, as transfer agent, may rely upon the Uniform Commercial Code or any other statutes, which in the opinion of counsel protect the Agent and this Issuer in not requiring complete documentation, in registering transfer without inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

The Agent may retain all records, which it deems proper or necessary in connection with its agency during and upon termination of the agency.

The Agent will provide copies of any retained records to the Issuer upon written request and payment of any necessary fees.
The Agent shall be entitled to reasonable compensation for all services rendered or expenses incurred by itself or any of its agents in connection with any agency.

The Agent will make original issue of shares of stock upon the written instructions of any authorized officer of the Issuer.

The Agent, as transfer agent, will accept subscriptions and issue certificates for shares of stock and will issue and mail warrants for rights to subscribe to stock upon receiving written instructions from the Chief Executive or Vice-President and Secretary or Assistant Secretary of the Corporation, upon being supplied with such warrant together with a certified copy of the resolutions authorizing the issuance of the warrants and authorizing such action.

The Agent may issue new certificates in place of the certificates if lost, destroyed or stolen upon receiving instructions from the Issuer (if necessary) and indemnity satisfactory to, the Issuer and the Registrar, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Instructions from the Issuer shall be in the form of a certified copy of resolutions of the Board of Directors of the Corporation (unless otherwise directed by such Board of Directors) and shall be in accordance with provisions of law and of the by-laws of the Corporation governing such matter.

The Agent will transfer and register a new certificate upon surrender of old certificates when properly endorsed for transfer or, un-certificated shares issued upon submission of an Internal Transfer Instruction with all necessary endorsers' signature guaranteed in such manner and form as may be required.

The Agent may deliver to the Issuer certificates which have been canceled in transfer, redeemed, converted, or exchanged, after the required holding period, and thereafter be free of all responsibility.

The Agent will furnish a stockholder's list to the Issuer for its annual meeting upon receiving a written request signed by a duly authorized officer of the Issuer. It will also furnish lists at other times as may be requested by the Issuer.

The Agent will issue and mail certificates for shares of stock representing a stock dividend or stock splits upon receiving written instructions from the Issuer together with a certified copy of the Resolutions authorizing the issuance of the stock and authorizing such action by the Agent.

The Agent will pay dividends upon receipt of instructions from the Issuer and a certified copy of the resolution of the Board of Directors of the Corporation declaring the dividend, certified by the Secretary or Assistant Secretary of the Corporation, and the deposit of the Federal Funds on payable date.

If the Agent's services are terminated, the Agent will deliver any remaining un-issued certificates to Issuer or arrange for the un-issued certificates to be shred upon written instructions from the Corporation. In case of any demand for the inspection of the stock books or records of the Issuer, the Agent will endeavor to notify, in writing, the Issuer and to secure instructions from it as to permitting or refusing the inspection. The Agent will exhibit the stock books or records to the extent that a court order compels disclosure.

Issuer is required to notify Agent by a duly authorized officer, of any special meeting, record date, and proxy, where materials are distributed to shareholders. The Agent shall also serve as the inspector of elections, examine, tabulate proxies and report the result of tabulation to the Issuers officers.

Anything herein to the contrary notwithstanding, the Agent shall in no event have liability or any damage resulting from any action taken, omitted or suffered by it in connection with any of the foregoing agencies, unless resulting from its gross negligence or willful misconduct.

The Issuer approves the Agent to keep a sufficient supply of stock certificates and from time to time be required to print additional certificates at the expense of the Issuer.

The Issuer shall not prohibit the transfer or exchange of a certificate or shares of stock, whether due to a provision in the Issuer's Articles of Incorporation, by laws, or to other reasons, unless such restriction or a reference to it is clearly imprinted on the stock certificate, or unless the Agent has received written instructions from the Issuer prior to the transfer of the restricted stock certificate.

The Issuer shall notify the Agent of any and all amounts to be withheld from holders subject to withholding under any law or government regulation. The Corporation indemnifies and holds harmless against any expense, losses, claims, damages, or liabilities to which the Agent may become liable by virtue of the Corporation's failure to notify the Agent of any such withholdings.

The Issuer shall compensate the Agent for services rendered as agreed to in the Fee Schedule incorporated herein. Should the Issuer fail to remain current in their payment of fees all user access to the website including the Issuer, their shareholders and any other party designated by the Issuer, shall be denied access for as long as any portion of the fees due have not been paid for more than 60 days. If the Corporation's account is not made current 30 days after being informed, the account will be placed in suspended mode. Once in suspended mode, the Agent will not honor any request for service until such time that Issuer is reinstated. The Issuer shall be reinstated upon the payment of all outstanding fees.

The Agent may resign at any time by giving 60 days written notice to the Corporation at its last known address, thereupon its duties as Transfer Agent & Registrar shall cease. The Issuer may terminate the agreement by providing the Agent 60 day's written notice including a resolution of the Board of Directors of the Corporation. Such removal to become effective 60 days after receipt of a certified copy of such resolution and payment of any amount due including a $4,500.00 termination fee. No termination shall affect the obligation of the Issuer to pay for services rendered prior to the effective date of such termination.

The Agent will surrender to the Issuer all records and documents of the Issuer upon receipt of a corporate resolution terminating the Agent and its agents, and upon payment of all fees owed.

The Agent's services shall be performed principally in the State of North Carolina, and this Agreement shall be construed and enforced in accordance with the laws of the State. This Agreement shall be binding upon and inure to the benefit of the parties, their transferees, successors, and assigns. In the event any suit or action is brought to collect any sums due hereunder, or to enforce any of the provisions of this agreement, the prevailing party shall be entitled to collect such reasonable attorney fees and costs as may be awarded by the court upon any trial or appeal there from.

The Agent will and at all times perform its services under this Agreement in compliance with federal, state, and local banking and other laws and regulations relating to service providers to financial institutions and maintaining the privacy and confidentiality of Issuer's shareholders and consumer information, including, but not limited to, Regulation S-P of the Securities and Exchange Commission, and with Corporation's information security policies and guidelines communicated to the Agent from time to time.

Confidential Information and Documents. Except as Issuer may otherwise consent in writing or as required by law, the Agent agrees not to use (other than for Issuer) and not to directly or indirectly publish or otherwise disclose at any time (except as the Agent's duties to Issuer may require), either during or subsequent to this engagement, any of the Issuer's or its shareholders' "Confidential Information" (as defined herein), whether or not the same was conceived, originated, discovered or developed, in whole or in part, by The Agent.

In Witness Whereof the parties have entered into Agreement on this _______ day of October 21

ISSUER:	USA Opportunity Income Fund, Inc	AGENT	**Direct Transfer, LLC.**
Signature:		Signature:	
Print Name:	Dania Echemendia	Print Name:	Brian Balbirnie
Title:	President	Title:	CEO
Date:		Date:	